EXHIBIT 99.1

FOR IMMEDIATE RELEASE


         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. SHAREHOLDERS
                            APPROVE ACQUISITION


New York, New York, (July 16, 1999) - CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. (NASDAQ: CLRP) (the "Company") announced today that at a special meeting of its shareholders held this morning, the previously announced acquisition of the Company by SBC Communications Inc. ("SBC") was approved. The transaction is valued at $814 million or $29.50 per share. Under the terms of the transaction, SBC will pay approximately $464 million in cash and will assume $350 million in long-term debt. In addition, based on information provided by SBC, the Company expects that promptly following the consummation of the transaction, Telephonos de Mexico S.A. de C.V will purchase an interest in the subsidiary of SBC that will hold the surviving company after the acquisition. The Company expects to complete the transaction in the third quarter pending regulatory approvals.

Operating under the Cellular One brand name, the Company is the largest wireless provider serving Puerto Rico and the U.S. Virgin Islands with more than 330,000 customers.

For further information contact: Stanton N. Williams, Chief Financial Officer or Richard J. Lubasch, Senior Vice President - General Counsel at
(212) 906-8440